EX-35.8
Primary Servicer's Officer Certificate


Morgan Stanley Capital I Inc.
Commercial Mortgage Pass Through Certificates, Series 2007 - IQ16
Wells Fargo Bank, National Association

I, Peter A. Lynch, hereby certify that I am a duly appointed Officer of Nationwide Life Insurance Company (Nationwide) and further certify as follows:

A review of the activities of Nationwide with respect to the mortgage loans during the preceding calendar year or portion thereof and of the performance of Nationwide under the Primary Servicer Agreement with Wells Fargo Bank, N.A. (the Agreement) has been made under my supervision, and

To the best of my knowledge, based on such review, Nationwide has fulfilled all its obligations under such Agreement in all material respects throughout such year or a portion thereof.

In witness whereof, I have hereunto signed my name and title with Nationwide,

Dated: 2/27/08

By: /s/ Peter A. Lynch
Name: Peter A. Lynch
Title: Senior Investment Professional - Mortgage Loan
Administration

I, Trevor K. Moyer, Investment Analyst of Nationwide, hereby certify that Peter
A. Lynch is the duly appointed, qualified Officer of Nationwide and that the signature appearing above is his genuine signature.

In witness whereof, I have hereunto signed my name.

Dated: 2/27/08

By: /s/ Trevor K. Moyer
Name: Trevor K. Moyer
Title: Investment Analyst